Exhibit 99.1(a)

PRIME LOGISTICS CORP. AND SUBSIDIARY

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2011 and December 31, 2010 and

For the Six Months Ended June 30, 2011 and 2010

PRIME LOGISTICS CORP. AND SUBSIDIARY

PRIME LOGISTICS CORP. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share amounts)

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,175	$3,351
Accounts receivable, net	7,440	7,144
Prepaid expenses	133	51
Deferred tax assets	300	280
Total current assets	11,048	10,826

PROPERTY AND EQUIPMENT, net	4,086	4,313

OTHER ASSETS:
Deposits	104	42
Goodwill	25,012	25,012
Customer relationships, net	2,186	2,318
Deferred tax assets	549	549

Total other assets	27,851	27,921

Total Assets	$42,985	$43,060

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,665	$1,665
Accounts payable	3,513	3,979
Accrued expenses	4,705	4,736

Total current liabilities	9,883	10,380
LONG-TERM LIABILITIES:
Long-term debt	9,351	11,701
Other long-term liabilities	2,128	2,150

Total liabilities	21,362	24,231

SHAREHOLDERS’ EQUITY:
Series A preferred stock (20,000 shares authorized, 13,656 issued and outstanding, $1,000 par value)	13,656	13,656
Class A common stock (4,400,000 shares authorized, 1,817,350 issued and outstanding, $.00001 par value)	1	1
Additional paid-in capital	6,617	6,617
Retained earnings	5,388	2,594

	25,662	22,868
Less: Treasury stock	(4,039)	(4,039)

Total Shareholders’ Equity	21,623	18,829

Total Liabilities and Shareholders’ Equity	$42,985	$43,060

See accompanying notes to unaudited condensed consolidated financial statements.

PRIME LOGISTICS CORP. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 30,
	2011	2010
Net Revenues	$37,866	$31,545

Cost of Revenues	28,230	24,675

Gross Profit	9,636	6,870

General and Administrative Expenses	4,306	3,381

Income from Operations	5,330	3,489

Other Income (Expense)
Interest expense, net	(415)	(544)
Management fees	(150)	(150)
Acquisition expenses, net	(61)	—
Other income, net	33	35

Total Operating Expenses	(593)	(659)

Net Income before Income Taxes	4,737	2,830

Income Tax Expense	(1,943)	(1,223)

Net Income	$2,794	$1,607

See accompanying notes to unaudited condensed consolidated financial statements.

PRIME LOGISTICS CORP. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,794	$1,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	588	559
Deferred tax provision	41	32
Changes in:
Accounts receivable	(310)	727
Prepaid expenses and other assets	(148)	622
Accounts payable	(466)	345
Accrued expenses and other liabilities	(113)	488

Net cash provided by operating activities	2,386	4,380

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(229)	(317)

Net cash used in investing activities	(229)	(317)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(2,333)	(2,333)

Net cash used in financing activities	(2,333)	(2,333)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(176)	1,730

CASH AND CASH EQUIVALENTS:
Beginning of Period	3,351	654

End of Period	$3,175	$2,384

SUPPLEMENTAL INFORMATION:
Interest paid	$391	$517

Income taxes paid	$1,273	$1,007

See accompanying notes to unaudited condensed consolidated financial statements.

PRIME LOGISTICS CORP. AND SUBSIDIARY

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization, Nature of Business and Significant Accounting Policies

Nature of Business

Prime Logistics Corp. and Subsidiary (the “Company”), is a Delaware holding company incorporated on September 22, 2009, with one wholly owned subsidiary, Prime Distribution Services, Inc.

Prime Distribution Services, Inc., (“Distribution”) incorporated in Indiana, is a third-party logistics company headquartered in Plainfield, Indiana, that provides warehousing, cross docking and multi-vendor freight consolidation. The Company has operating locations in Indiana, Texas, Georgia and California.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the results of operations of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of each acquisition over the estimated fair value of the net assets acquired.

Intangible assets consist of customer relationships acquired from business acquisitions. Intangible assets at June 30, 2011 and December 31, 2010 are as follows (in thousands):

	June 30, 2011			December 31, 2010
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount
Total Customer Relationships	$2,650	$464	$2,186	$2,650	$332	$2,318

Customer relationships are being amortized over 10 years. Amortization expense amounted to $0.1 million for the both the six months ended June 30, 2011 and 2010, respectively.

3. Line of Credit

At June 30, 2011, the Company had a revolving line of credit agreement including standby letters of credit with a bank maturing on September 30, 2012. The line of credit provides for a maximum aggregate credit limit of $6.0 million, and is reduced by outstanding standby letters of credit of $1.8 million at June 30, 2011. The Company issued the related standby letters of credit to secure the performance of certain leases. There were no outstanding borrowings under the line of credit at June 30, 2011.

The credit agreement allows for interest rate swap agreements under certain circumstances. There were no such swap agreements as of June 30, 2011.

Interest on outstanding borrowings is charged monthly, at the greater of 6% or LIBOR plus 5% (5.5% at June 30, 2011). The Company pays a quarterly commitment fee of 0.5% on the unused portion of the line of credit.

Covenants under the line of credit agreement require the Company to meet certain financial ratios including (a) a maximum of funded debt to earnings before interest, tax, depreciation, and amortization (EBITDA) ratio, (b) a maximum senior funded debt to EBITDA ratio, and (c) a minimum fixed charge coverage ratio. In addition, the line of credit provides for certain Company limitations on capital expenditures, disposal of assets, equipment operating lease obligations, and payment of dividends.

The line of credit is secured by substantially all assets of the Company and is subject to terms of a Guaranty Agreement.

4. Long-Term Debt

Long-term debt consisted of the following as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30,	December 31,
	2011	2010
Notes payable to bank:
Due in quarterly installments of $416, plus monthly interest at 6% through September 2012	$8,086	$10,419

Notes payable to related parties due to acquisition:
Due in full on the maturity date of September 2015, plus quarterly interest at a rate of 5%	2,930	2,947

	11,016	13,366
Less: current maturities	(1,665)	(1,665)

	$9,351	$11,701

The notes payable agreement requires the Company to make certain mandatory principal payments contingent on cash availability and specified events, as defined.

5. Operating Lease Commitments

The Company leases equipment under operating leases with unexpired terms ranging from one to five years. Rent expense for equipment operating leases amounted to $0.4 million and $0.3 million for the six months ended June 30, 2011 and 2010, respectively.

The Company is currently leasing warehouse and office facilities at four locations for its operations. The facilities are located in Plainfield, Indiana; Mesquite, Texas; Stockton, California and Norcross, Georgia. The operating leases have unexpired terms ranging from two to ten years with escalating payments. Lease expense is recognized on a straight-line basis over the term of the related lease for these facilities and amounted to $3.6 million and $3.3 million for the six months ended June 30, 2011 and 2010, respectively.

6. Shareholders Equity

Changes in Shareholders Equity consisted of the following (in thousands):

	For the Six Months Ended
	June 30,
	2011	2010
Beginning balance	$18,829	$14,414
Net income	2,794	1,607

Ending balance	$21,623	$16,021

Shares Authorized

The Company has 5,000,000 total authorized shares of capital stock with a par value of $0.00001 per share on both Class A and Class B common stock and par value of $1,000 per share on its Series A preferred stock. The Company’s authorized capital stock consists of 4,400,000 shares of Class A common stock, 500,000 shares of Class B common stock and 100,000 shares of preferred stock. The Company has designated 20,000 of the preferred shares as Series A preferred stock. The Company also authorized 15,000 shares of unissued treasury stock.

Common Stock

The Company had 1,817,350 shares of Class A common stock issued and outstanding at June 30, 2011 and December 31, 2010.

The Company had zero shares of Class B common stock issued and outstanding at June 30, 2011 and December 31, 2010.

Series A Preferred Stock

The Company had 13,656 shares of mandatorily redeemable Series A preferred stock issued and outstanding at June 30, 2011 and December 31, 2010. The preferred stock is not convertible to any class of common stock and has no voting rights. The holders are entitled to receive cumulative dividends on a quarterly basis at a rate of 8% per year. Such dividends accumulate whether or not declared by the Company’s Board of Directors, but are payable only when and if declared by the Company’s Board of Directors. As of June 30, 2011 and December 31, 2010, cumulative preferred stock dividends on the Company’s 13,656 outstanding shares of Series A preferred stock amounted to approximately $1.9 million and $1.5 million, respectively, of which $0 has been declared for payment by the Company’s Board of Directors.

The preferred shares are mandatorily redeemable by the Company upon the uncertain consummation of an initial public offering of shares of capital stock by the Company. The Company has the option to redeem preferred shares at the election of the Board of Directors, at a price equal to the par value of the preferred stock plus any accrued and unpaid dividends. In the event of a liquidation or dissolution of the Company, holders of the preferred stock are entitled distribution from Company assets of $1,000 per share plus cumulative unpaid dividends before any payments are made to the holders of common stock.

7. Income Taxes

The effective income tax provision rate was 41.0% and 43.2% for the six months ended June 30, 2011 and 2010, respectively. In determining the quarterly provision for income taxes, the Company used an estimated annual effective tax rate, which was based on expected annual income, statutory tax rates, and its best estimate of non-deductible and non-taxable items of income and expense. Income tax expense varies from the amount computed by applying the federal corporate income tax rate of 35.0% to income before income taxes primarily due to state income taxes, net of federal income tax effect, Canadian income taxes, and adjustments for permanent differences.

8. Related Party Transactions

The Company has a management agreement with a related party and investor to provide consulting services. The Company’s expense for management fees was $0.2 million for the six months ended June 30, 2011 and 2010, respectively.

The Company has five-year employment agreements with shareholders Messrs. Caldwell and Delay through September 30, 2014. The employment agreements contain (a) certain annual payments as defined and (b) non-compete clauses that expire September 30, 2016.

The Company has executive agreements with members of management that provide for severance packages in the amount of the executive’s base pay, payable over a twelve month period and a one-year non-compete clause in the event of separation from employment. In addition, the agreements allow the Company to repurchase any securities owned by certain executives upon separation at fair market value.